Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement (Form S-1) of Bank of the Carolinas Corporation and Subsidiaries (the “Company”), of our report dated March 31, 2015 relating to the consolidated balance sheet as of December 31, 2014, and the related consolidated statement of operations, comprehensive income, shareholders’ equity, and cash flows for the year then ended, which appears in the Company’s annual report on Form 10-K and incorporated by reference herein. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Raleigh, North Carolina

May 18, 2015